EXHIBIT 99.1

ZW Data Action Technologies Reports Third Quarter and First Nine Months 2020 Unaudited Financial Results

BEIJING, Nov. 13, 2020 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three and nine months ended September 30, 2020.

Third Quarter of 2020 Financial Highlights

	For the Three Months Ended September 30,
($ millions, except per share data)	2020	2019	% Change
Revenues	$12.30	$15.51	-20.7%
Gross profit (loss)	($0.64)	$0.89	-171.9%
Gross margin	-5.2%	5.8%	-11pp*
Loss from operations	($1.40)	($0.28)	-410.5%
Operating loss margin	-11.4%	-1.8%	-9.6pp
Net loss attributable to CNET	($1.33)	($0.39)	-243.6%
Loss per share	($0.06)	($0.02)	-200.0%
*pp: percent points
  Revenues decreased by 20.7% to $12.30 million for the third quarter of 2020, primarily due to the decrease in revenues from our Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of the slow recovery after the COVID-19 outbreak.
  Gross loss was $0.64 million with a gross loss margin of 5.2% for the third quarter of 2020.
  Loss from operations was $1.40 million for the third quarter of 2020, compared to $0.28 million for the same period of last year, primarily attributable to the decrease in gross profit, which was partially offset by the decrease in operating expenses.
  Net loss attributable to CNET was $1.33 million, or loss per share of $0.06, for the third quarter of 2020, compared to net loss of $0.39 million, or loss per share of $0.02, for the same period of last year.

“Despite continued decrease on a year-over-year basis, our third quarter revenues increased 18% sequentially and almost tripled from the trough level in the first quarter, highlighting the continuing post-pandemic recovery trend. Looking ahead, with restoring growth and profitability remaining a challenge for us in the near-term, we are actively pursuing new initiatives, opportunities, and strategic alternatives to right the ship,” said Mr. Handong Cheng, Chairman and Chief Executive Officer of ZW Data Action Technologies.

Third Quarter 2020 Financial Results

Revenues

	For the Three Months Ended September 30,
	2020	2019	% Change
- Internet advertising and related data service	2,429	3,949	-38.5%
- Distribution of the right to use search engine marketing service	8,706	11,554	-24.6%
- Data and technical services	300	5	NM
Internet advertising and related services	11,435	15,508	-26.3%
Ecommerce O2O advertisement and marketing services	269	0	NM
Technical solution services	600	0	NM
Total revenues	12,304	15,508	-20.7%

For the third quarter of 2020, revenues decreased by $3.20 million, or 20.7%, to $12.30 million from $15.51 million for the same period of last year. The decrease in revenues was primarily attributable to the decrease in revenues from the Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of slow business recovery after the COVID-19 outbreak during the first quarter of 2020.

Cost of revenues

	For the Three Months Ended September 30,
	2020	2019	% Change
- Internet advertising and related data service	1,998	3,669	-45.5%
- Distribution of the right to use search engine marketing service	9,731	10,947	-11.1%
- Data and technical services	265	0	NM
Internet advertising and related services	11,994	14,616	-17.9%
Ecommerce O2O advertisement and marketing services	375	0	NM
Technical solution services	576	0	NM
Total cost of revenues	12,945	14,616	-11.4%

Total cost of revenues decreased by $1.67 million, or 11.4%, to $12.95 million for the third quarter of 2020 from $14.62 million for the same period of last year. The decrease in cost of revenues was primary attributable to the decrease in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines and cost related to providing Internet advertising services on our ad portals, which was in line with the decrease in the related revenues as discussed above.

Gross profit (loss) and gross profit (loss) margin

Gross loss was $0.64 million for the third quarter of 2020, compared to gross profit of $0.89 million for the same period of last year, which was primarily due to gross loss incurred from our main revenue stream, the distribution of the right to use search engine marketing service business category, as a result of the slow recovery of economy after the COVID-19 outbreak during the first quarter of 2020, which was partially offset by the increase in gross profit generated from Internet advertising business. Gross loss margin was 5.2% for third quarter of 2020, compared to gross profit margin of 5.8% for the same period of last year.

Operating expenses

Sales and marketing expenses decreased by $0.05 million, or 47.7%, to $0.06 million for the third quarter of 2020 from $0.11 million for the same period of last year. The decrease in sales and marketing expenses was mainly attributable to the decrease in performance based salary and bonus expenses, due to the decrease in revenues.

General and administrative expenses decreased by $0.23 million, or 27.5%, to $0.59 million for the third quarter of 2020 from $0.82 million for the same period of last year. The decrease in general and administrative expenses was mainly attributable to the decrease in general departmental expenses, as a result of cost reduction plan executed by management after the COVID-19 outbreak.

Research and development expenses decreased by $0.13 million, or 52.7%, to $0.11 million for the third quarter of 2020 from $0.24 million for the same period of last year. Research and development expenses accounted for 0.9% of total revenues for the third quarter of 2020, compared to 1.5% for the same period of last year.

Operating loss

Loss from operations was $1.40 million for the third quarter of 2020, compared to $0.28 million for the same period of last year. Operating loss margin was 11.4% for the third quarter of 2020, compared to 1.8% for the same period of last year.

Other income (expense), net

Total other expenses decreased to $0.08 million for the third quarter of 2020, compared to $0.13 million for the same period of last year, which was primarily related to change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $1.33 million, or loss per share of $0.06, for the third quarter of 2020. This compared to net loss attributable to CNET of $0.39 million, or loss per share of $0.02, for the same period of last year.

First Nine Months 2020 Financial Results

	For the Nine Months Ended September 30,
($ millions, except per share data)	2020	2019	% Change
Revenues	$27.10	$39.53	-31.4%
Gross profit	$0.56	$1.70	-67.3%
Gross margin	2.1%	4.3%	-2.2 pp*
Loss from operations	($4.70)	($2.24)	-110.3%
Operating loss margin	-17.3%	-5.7%	-11.7 pp
Net loss attributable to CNET	($4.61)	($1.91)	-142.0%
Loss per share	($0.22)	($0.12)	-83.3%
*pp: percent points

Revenues

	For the Nine Months Ended September 30,
	2020	2019	% Change
- Internet advertising and related data service	5,679	9,384	-39.5%
- Distribution of the right to use search engine marketing service	18,004	30,134	-40.3%
- Data and technical services	900	10	NM
Internet advertising and related services	24,583	39,528	-37.8%
Ecommerce O2O advertisement and marketing services	1,276	0	NM
Technical solution services	1,245	0	NM
Total revenues	27,104	39,528	-31.4%

For the first nine months of 2020, revenues decreased by $12.42 million, or 31.4%, to $27.10 million from $39.53 million for the same period of last year. The decrease in revenues was primarily attributable to the decrease in revenues from our Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of the COVID-19 outbreak during the first fiscal quarter and the slow recovery in the second and third quarters of 2020.

Cost of revenues

	For the Nine Months Ended September 30,
	2020	2019	% Change
- Internet advertising and related data service	4,904	8,887	-44.8%
- Distribution of the right to use search engine marketing service	19,147	28,936	-33.8%
- Data and technical services	796	5	NM
Internet advertising and related services	24,847	37,828	-34.3%
Ecommerce O2O advertisement and marketing services	1,125	0	NM
Technical solution services	576	0	NM
Total cost of revenues	26,548	37,828	-29.8%

For the first nine months of 2020, cost of revenues decreased by $11.28 million, or 29.8%, to $26.55 million from $37.83 million for the same period of last year, which was primarily due to the decrease in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines and cost related to providing Internet advertising services on our ad portals, which was in line with the decrease in the related revenues.

Gross profit and gross margin

Gross profit decreased by $1.14 million, or 67.3%, to $0.56 million for the first nine months of 2020 from $1.70 million for the same period of last year, as a result of the gross loss of our distribution of the right to use search engine marketing service and partially offset by and the increase in gross profit generated from our Internet advertising service, Ecommerce O2O advertising and marketing services and technical solution services during the first nine months of 2020.

Overall gross margin was 2.1% for first nine months of 2020, compared to 4.3% for the same period of last year.

Operating expenses

Sales and marketing expenses decreased by $0.17 million, or 36.4%, to $0.29 million for the first nine months of 2020 from $0.46 million for the same period of last year. The changes in sales and marketing expenses was mainly attributable to the following reasons: (1) staff salary and benefit expenses and general departmental expenses decreased by $0.29 million, due to office shutdown during the first fiscal quarter of 2020, resulted from the COVID-19 outbreak during the period and related epidemic control measures imposed by the local governments where we operate, and slow recovery of business performance after the outbreak in the following quarters; and (2) the increase in share-based compensation expenses of $0.12 million, related to restricted shares granted and issued to our sales staff during the first fiscal quarter of 2020.

General and administrative expenses increased by $1.65 million, or 57.2%, to $4.52 million for the first nine months of 2020 from $2.88 million for the same period of last year. The increases in general and administrative expenses was mainly attributable to the following reasons: (1) the increase in share-based compensation expenses of $1.49 million, due to restricted shares granted and issued in the first fiscal quarter of 2020; and (2) the increase in allowance for doubtful accounts of $0.31 million.

Research and development expenses decreased by $0.16 million, or 26.0%, to $0.44 million for the first nine months of 2020 from $0.60 million for the same period of last year. Research and development expenses accounted for 1.6% of total revenues for the first nine months of 2020, compared to 1.5% for the same period of last year.

Operating loss

Loss from operations increased by $2.47 million, or 110.3%, to $4.70 million for the first nine months of 2020 from $2.24 million for the same period of last year. Operating loss margin was 17.3% for the first nine months of 2020, compared to 5.7% for the same period of last year.

Other income (expense), net

Total other income was $nil for the first nine months of 2020, compared to $0.31 million for the same period of last year, which was primarily related to change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

As a result of the foregoing, net loss attributable to CNET was $4.61 million, or loss per share of $0.22, for the first nine months of 2020. This compared to net loss attributable to CNET of $1.91 million, or loss per share of $0.12, for the same period of last year.

Financial Condition

As of September 30, 2020, the Company had cash and cash equivalents of $0.50 million, compared to $1.60 million as of December 31, 2019. Accounts receivable, net was $2.28 million as of September 30, 2020, compared to $3.26 million as of December 31, 2019. Working capital was $2.35 million as of September 30, 2020, compared to $4.92 million as of December 31, 2019.

Net cash provided by operating activities was $0.60 million for the first nine months of 2020, compared to net cash used in operating activities of $4.06 million for the same period of last year. Net cash used in investing activities was $1.27 million for the first nine months of 2020, compared to $0.80 million for the same period of last year. Net cash used in financing activities was $0.43 million for the first nine months of 2020, compared to net cash provided by financing activities of $1.96 million for the same period of last year.

Recent Developments

Effective October 14, 2020, the Company changed its corporate name change from “ChinaNet Online Holdings, Inc.” to “ZW Data Action Technologies Inc.”

On August 7, 2020, the Company appointed Mr. Charles Chiu to the position of the Company’s Chief Operating Officer and Mr. Mark Li, the current Chief Financial Officer of the Company, to serve as Secretary of the Company. On the same date, Mr. George Chu resigned from the roles of Chief Operating Officer and Secretary of the Company due to personal reasons. Mr. Chu continued to serve as a director of the Board of Directors of the Company.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, ZW Data Action Technologies delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for general public, enterprise clients, and government agencies. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies will be those anticipated by ZW Data Action Technologies. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	September 30, 2020	December 31, 2019
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$500	$1,603
Accounts receivable, net of allowance for doubtful accounts of $3,996 and
$3,148, respectively	2,282	3,260
Prepayment and deposit to suppliers	6,301	6,980
Due from related parties, net	58	81
Other current assets, net	961	11
Total current assets	10,102	11,935

Long-term investments	64	35
Operating lease right-of-use assets	4	12
Property and equipment, net	74	78
Intangible assets, net	1,288	1,899
Blockchain platform applications development costs	4,189	3,879
Long-term prepayments	474	-
Deferred tax assets, net	815	713
Total Assets	$17,010	$18,551

Liabilities and Equity
Current liabilities:
Short-term bank loan	$-	$430
Accounts payable	552	408
Advance from customers	2,822	2,006
Accrued payroll and other accruals	442	491
Taxes payable	3,290	3,214
Lease payment liability related to short-term leases	222	136
Other current liabilities	325	221
Warrant liabilities	103	107
Total current liabilities	7,756	7,013

Long-term liabilities:
Long-term borrowing from a director	129	125
Total Liabilities	7,885	7,138

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and
outstanding 21,741,926 shares and 19,629,403 shares at September 30, 2020 and December 31, 2019, respectively)	22	20
Additional paid-in capital	45,569	43,111
Statutory reserves	2,607	2,607
Accumulated deficit	(40,384)	(35,773)
Accumulated other comprehensive income	1,371	1,505
Total ZW Data Action Technologies Inc.’s stockholders’ equity	9,185	11,470

Noncontrolling interests	(60)	(57)
Total equity	9,125	11,413

Total Liabilities and Equity	$17,010	$18,551

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$27,086	$39,025	$12,300	$15,113
From a related party	18	503	4	395
Total revenues	27,104	39,528	12,304	15,508
Cost of revenues	26,548	37,828	12,945	14,616
Gross profit/(loss)	556	1,700	(641)	892

Operating expenses
Sales and marketing expenses	293	461	58	111
General and administrative expenses	4,520	2,875	592	817
Research and development expenses	443	599	113	239
Total operating expenses	5,256	3,935	763	1,167

Loss from operations	(4,700)	(2,235)	(1,404)	(275)

Other income (expenses)
Interest expense, net	-	(33)	1	(10)
Other expenses	(4)	(6)	(21)	(2)
Change in fair value of warrant liabilities	4	351	(64)	(120)
Total other income	-	312	(84)	(132)

Loss before income tax benefit and noncontrolling interests	(4,700)	(1,923)	(1,488)	(407)
Income tax benefit	87	10	155	16
Net loss	(4,613)	(1,913)	(1,333)	(391)
Net loss attributable to noncontrolling interests	2	8	-	3
Net loss attributable to ZW Data Action Technologies Inc.	$(4,611)	$(1,905)	$(1,333)	$(388)

Net loss	$(4,613)	$(1,913)	$(1,333)	$(391)
Foreign currency translation (loss)/gain	(135)	97	(203)	73
Comprehensive loss	$(4,748)	$(1,816)	$(1,536)	$(318)
Comprehensive loss attributable to noncontrolling interests	3	6	2	1
Comprehensive loss attributable to ZW Data Action Technologies Inc.	$(4,745)	$(1,810)	$(1,534)	$(317)

Loss per share
Loss per common share
Basic and diluted	$(0.22)	$(0.12)	$(0.06)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	21,271,301	16,447,233	21,720,259	16,517,440

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended September 30,
	2020		2019
	(US $)		(US $)
	(Unaudited)		(Unaudited)
Cash flows from operating activities
Net loss	$(4,613)		$(1,913)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	622		66
Amortization of operating lease right-of-use assets	7	-	88
Share-based compensation expenses	2,066		307
Provision for allowances for doubtful accounts	751		445
Deferred taxes	(87)		(10)
Change in fair value of warrant liabilities	(4)		(351)
Changes in operating assets and liabilities
Accounts receivable	254		(289)
Prepayment and deposit to suppliers	1,077		(5,191)
Due from related parties	24		226
Other current assets	(5)		11
Long-term prepayments	(375)		-
Accounts payable	137		(1,946)
Advance from customers	754		4,151
Advance from a customer, related	-		9
Accrued payroll and other accruals	(55)		(242)
Lease payment liability related to short-term leases	81		180
Other current liabilities	(38)		291
Taxes payable	8		123
Prepaid lease payment	(9)		(10)
Net cash provided by/(used in) operating activities	595		(4,055)

Cash flows from investing activities
Investment to investee entities	(27)		(36)
Short-term loan to an unrelated party	(944)		-
Payment for blockchain platform applications development costs	(302)		-
Prepayment for software system development	-		(760)
Net cash used in investing activities	(1,273)		(796)

Cash flows from financing activities
Proceeds from issuance of common stock (net of cash offering cost of US$8)	-		2,393
Proceeds from short-term bank loan	-		438
Repayment of short-term bank loan	(429)		(875)
Net cash (used in)/provided by financing activities	(429)		1,956

Effect of exchange rate fluctuation	4		(10)

Net decrease in cash and cash equivalents	(1,103)		(2,905)

Cash and cash equivalents at beginning of the period	1,603		3,742
Cash and cash equivalents at end of the period	$500		$837

Supplemental disclosure of cash flow information

Income taxes paid	$-		$-
Interest expense paid	$2		$36